Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Azure Midstream Holdings LLC

We consent to the use of our report dated November 12, 2014, with respect to the balance sheet of Azure Midstream Partners, LP as of November 7, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

November 12, 2014